Exhibit 99.1

May 16, 2017

Marlin Oring, Chairman:

Due to material disagreements with the Company, I am resigning as a member of the Board of Directors of Searchlight Minerals Corp., effective immediately.

Regards,

/s/ Carl Ager

Carl Ager